UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 19, 2020

iBio, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

8800 HSC Parkway

Bryan, TX 77807

(Address of principal executive offices and zip code)

(979) 446-0027

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IBIO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2020, Philip K. Russell, M.D., a member of the Board of Directors (the “Board”) of iBio, Inc. (the “Company”) and Chair of the Science and Technology Committee of the Board (the “S&T Committee”) notified the Board of his resignation as a director to the Company's Board for personal health reasons, effective immediately. Dr. Russell’s resignation was not due to any disagreement with the Board or any matter relating to its operations, policies or practices.

In order to achieve a more equal balance of membership among the Company’s three classes of directors following Dr. Russell’s resignation, the Board determined that one of its members should be reclassified from Class III (with a term expiring at the Company’s 2020 annual meeting of stockholders) to Class II (with a term expiring at the Company’s 2022 annual meeting of stockholders). Accordingly, on October 22, 2020, Alexandra Kropotova, M.D. agreed to resign from her position as a Class III director subject to her immediate reappointment as a Class II director. The Board accepted Dr. Kropotova’s resignation and immediately reappointed her as a Class II director and as a member of the S&T Committee. The resignation and reappointment of Dr. Kropotova was effected solely to rebalance the Board classes and for all other purposes, Dr. Kropotova’s service on the Board is deemed to have continued uninterrupted.

Following Dr. Kropotova’s reappointment as a Class II director, the Board decreased the number of authorized directors from ten to nine.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO INC.

Date: October 22, 2020	By:	/s/ Thomas F. Isett
		Name:	Thomas F. Isett
		Title:	Chairman and Chief Executive Officer